Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 3, 2003 (except Note 14, as to which the date is October 8, 2003), in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Universal City Development Partners, Ltd. for the registration of $500,000,000 11¾% Senior Notes due 2010.

/s/ Ernst & Young LLP

Orlando, Florida
October 31, 2003